Exhibit 2.1

                            STOCK EXCHANGE AGREEMENT

     AGREEMENT made as of the 24th day of July, 2000, by and between United Source Corporation, a Delaware corporation ("United Source") having its principal place of business at 1979 Marcus Avenue, Suite 210, Lake Success, New York 11042; Hannibal Capital Corp., a Delaware corporation having its principal place of business at 1244 Main Street, Linfield, Pennsylvania 19468 ("Hannibal"); and Biofarm, Inc., a Delaware corporation having its principal place of business at 1244 Main Street, Linfield, Pennsylvania 19468, which is the sole shareholder of Hannibal ("Principal Shareholder").

     WHEREAS, Hannibal is authorized to issue 50,000,000 shares ("Hannibal Shares") of its common stock, par value $.001 per share (the "Hannibal Common Stock") of which 1,400,000 shares are issued and outstanding (the "Outstanding Hannibal Shares"), and 5,000,000 shares of its preferred stock, $.001 par value per share (the "Hannibal Preferred Shares"), of which no shares will be issued and outstanding immediately prior to closing; and

     WHEREAS, United Source is authorized to issue (a) 20,000,000 shares (the "United Source Common Shares") of its common stock, par value $.001 per share ("United Source Common Stock"), of which 10,000,000 will be issued and outstanding immediately prior to the Closing (as defined in Section 1) (the "Outstanding United Source Common Shares"), and (b) 2,000,000 shares of its preferred stock, $.001 par value per share (the "United Source Preferred Shares"), of which currently approximately 500,000 are issued and outstanding and up to 1,000,000 will be issued and outstanding immediately prior to closing (the "Outstanding United Source Preferred Shares")(the Outstanding United Source Common Shares and the Outstanding United Source Preferred Shares, collectively, the "Outstanding United Source Shares"), and

     WHEREAS, the Principal Shareholder is the sole shareholder of Hannibal and its shareholders will receive economic benefit from the transactions contemplated in this Agreement; and


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     WHEREAS, it is contemplated that on or prior to the effective date of the
Transaction (the "Effective Date"), the Outstanding United Source Shares are owned as set forth on Schedule A hereto (the "United Source Shareholders"); and

     WHEREAS, Hannibal desires to issue and deliver to the United Source Shareholders, and each of them desires to receive from Hannibal, certain shares of Hannibal's authorized and unissued Common Stock, in exchange therefor of an aggregate of 10,000,000 shares of United Source Common Stock (herein, the exchange and all all other actions contemplated are called the "Transaction"), which at the Closing contemplated hereby will together constitute all of the issued and outstanding shares of the United Source Common Stock; on the terms and subject to the conditions set forth herein; and

     WHEREAS, the parties hereto intend that the issuance of the shares of the Hannibal Common Stock in exchange for the United Source Common Stock shall qualify as a "tax-free" reorganization as contemplated by the provisions of
Section 368(a) (1) (B) of the Internal Revenue Code of 1986, as amended; and

     WHEREAS, in order to raise working capital, Hannibal will sell 800,000 shares of Hannibal Common Stock at an offering price of $1.50 per Share, subject to a "lock-up" agreement and shall bear a legend whereby 560,000 of such shares shall not be hypothecated, transferred or sold by the beneficial holders thereof for a period of six months from the Effective Date (the "Hannibal Placement"), resulting in net proceeds of $1,200,000 which shall be available in an unencumbered bank account of Hannibal at Closing, and Hannibal shall register on the shelf under Rule 415 with the Securities and Exchange Commission an additional 1,000,000 shares of Hannibal Common Stock for sale after the Closing, subject to Hannibal's obligation to file a post-effective amendment at the time of such proposed subsequent sales by Hannibal (the "Shelf Shares").

     NOW, THEREFORE, in consideration of the premises, the parties hereto do mutually agree as follows:


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     1. Vote on Transaction. United Source and Hannibal shall each, as soon as practicable but in no event after sixty (60) days from the date hereof, time being of the essence (i) cause a special meeting of its shareholders to be called to consider and vote upon the Transaction on the terms and conditions hereinafter set forth, or (ii) obtain such written consent of its shareholders as is necessary to approve the Transaction. If the Transaction is approved in accordance with the laws of the State of Delaware, subject to the further conditions and provisions of this Agreement, a closing of this Agreement shall be held (the "Closing"), and all documents or instruments deemed necessary or appropriate by the parties hereto to effect the Transaction shall be executed and delivered promptly thereafter.

     2. Representations and Warranties by United Source. United Source represents and warrants as follows:

     (a) On the Effective Date United Source will be a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, authorized to issue only the United Source Shares. On the Effective Date there will be issued and outstanding only the Outstanding United Source Common Shares and Outstanding United Source Preferred Shares, all of which on the Effective Date will be, duly authorized, validly issued and fully paid and nonassessable shares of United Source Common Shares and United Source Preferred Shares. There are no, and on the Effective Date there will be no, issued or outstanding rights, options or warrants to purchase United Source Common Shares or any issued or outstanding securities of any nature convertible into United Source Common Shares, other than (i) 1,000,000 shares reserved for issuance under United Source's 2000 Omnibus Stock Incentive Plan (the "Plan"), of which options for 365,000 shares are currently outstanding, and (ii) up to 1,000,000 of the United Source Common Shares which may be issued upon conversion of the Outstanding United Source Preferred Shares. The Outstanding United Source Shares have all been issued pursuant to an appropriate exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") and from any applicable registration requirements of the various states.


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     (b) United Source has, and on the Effective Date will have, full power and authority to enter into this Agreement and, subject to shareholder approval in accordance with the laws of the State of Delaware, to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors and, prior to the Closing Date, by the shareholders, of United Source. This Agreement has been duly executed and delivered by United Source and constitutes a valid and binding obligation of United Source, enforceable against United Source in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights.

     (c) United Source is qualified as a foreign corporation in all jurisdictions where its business or ownership of assets or properties so requires. The business of United Source does not require it to be registered as an investment company or investment adviser as such terms are defined under the Investment Company Act of 1940 and the Investment Advisers Act of 1940, each as amended.

     (d) The financial statements of United Source, consisting of its Balance Sheet as at March 31, 2000, its Statements of Income (Loss) for the interim period ended March 31, 2000, its Statement of Stockholders' Equity (Deficit in Assets) for the interim period March 31, 2000, and its Statements of Cash Flows for the interim period ended March 31, 2000, fairly present the consolidated financial position, results of operations and other information purported to be shown therein of United Source, at the date and for the respective periods to which they apply. All such financial statements have been prepared in conformity with generally accepted accounting principles consistently applied throughout the periods involved and have been adjusted for all normal and recurring accruals, and are audited without qualification.

     (e) Since March 31, 2000, except as set forth on the United Source Disclosure Schedule attached hereto, the business of United Source has been operated in the ordinary course. There has not been, and on the Effective Date there will not have been in the aggregate any material adverse change in the condition, financial or otherwise, of United Source or any of its


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subsidiaries from that set forth in the United Source Financial Statements, except as reflected on the United Source Disclosure Schedule attached hereto.

     (f) There are, and on the Effective Date will be no liabilities (including, but not limited to tax liabilities) or claims against United Source or any of its subsidiaries (whether such liabilities or claims are contingent or absolute, direct or indirect, matured or unmatured) not appearing on the United Source Financial Statements, other than liabilities incurred in the ordinary course of business or taxes incurred since March 31, 2000, except as reflected on Schedule 2(f) attached hereto.

     (g) All federal, state, county and local income, excise, property and other tax returns required to be filed by United Source or any subsidiary have been filed and all required taxes, fees or assessments have been paid or an adequate reserve therefor has been established in the United Source Financial Statements. The income tax returns of United Source and its subsidiaries have never been audited by any authority empowered to do so.

     (h) Except as provided for in the United Source Financial Statements, United Source has, and on the Effective Date will have, good and marketable title to all of its furniture, fixtures, equipment and other assets as set forth in the United Source Financial Statements and such assets are owned free and clear of all security interests, pledges, liens, restrictions and encumbrances of every kind and nature, except as set forth in the United Source Financial Statements.

     (i) There are, and on the Effective Date there will be, no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against United Source, or challenging the validity or propriety of the transactions contemplated by this Agreement (including the Hannibal Placement and Public Offering) and, to United Source's best knowledge, there is no reasonable basis for any other proceeding, claim, action or governmental investigation against United Source or a subsidiary. United Source or a subsidiary is not a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect the business, operations, properties, assets or financial condition of United Source and its subsidiaries taken as a whole.


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     (j) United Source has, and on the Effective Date will have, no patents, patent applications, trademarks, trademark registrations or applications therefor, tradenames, copyrights, copyright registrations or applications therefor, or other registered intellectual property.

     (k) Since its inception, United Source has, and on the Effective Date will have, in all material respects operated its business and conducted its affairs in compliance with all applicable laws, rules and regulations, except where the failure to so comply did not have and would not be expected to have a material adverse effect on its business or property.

     (l) During the past five year period, neither United Source nor any officer or director of United Source or any subsidiary, nor any person intended to become an officer or director of United Source or any subsidiary, has been the subject of:

          (1) a petition under the Federal bankruptcy laws or any other insolvency law or has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

          (2) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated);

          (3) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

          (i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant,


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     any other person regulated by the United States Commodity Futures Trading
     Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

          (ii) Engaging in any type of business practice; or

          (iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws;

          (4) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

          (5) a finding by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission (the "Commission") to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; or

          (6) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

     (m) Except for the Plan, United Source has no other pension plan, profit sharing or similar employee benefit plan.


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     (n) Except for the consent and approval of the shareholders of United
Source, no consents or approvals of, or filings or registrations with, any third party or any public body or authority are necessary in connection with (i) the execution and delivery by United Source of this Agreement and (ii) the consummation by United Source of the Transaction and the other transactions contemplated hereby.

     (o) Neither United Source nor any subsidiary knows of any person who rendered any service in connection with the introduction of Hannibal, or United Source to each other, other than Atlantis Fund, Ltd. ("Broker"), who is being compensated through a separate agreement between itself and Hannibal, and that they know of no claim by anyone other than Broker for a "finder's fee" or similar type of fee in connection with the Transaction and the other transactions contemplated hereby.

     (p) No employees of United Source are on strike or threatening any strike or work stoppage. United Source has no obligations under any collective bargaining or labor union agreements. United Source is not involved in any material controversy with any of its employees or any organization representing any of its employees.

     (q) The execution and delivery by United Source of this Agreement, the consummation and performance of the transactions herein contemplated, and compliance with the terms of this Agreement by United Source will not conflict with, result in a breach of or constitute a default under any indenture, mortgage, deed of trust or other agreement, instrument or Contract to which United Source or any subsidiary is now a party or by which it or any of its assets or properties is bound or the Certificate of Incorporation, as amended, or the bylaws of United Source or any subsidiary, in each case as amended, or any law, order, rule or regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over United Source or any subsidiary or any of its business or properties.

     3. Representations and Warranties relating to Hannibal. Hannibal and Principal Shareholder, jointly and severally, represent and warrant as follows:


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     (a) Hannibal is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, authorized to issue only 50,000,000 shares of Hannibal Common Stock and 5,000,000 shares of Hannibal Preferred Stock. Hannibal, on the Effective Date, will be a duly organized and validly existing corporation in good standing under the laws of the State of Delaware, authorized to issue only 50,000,000 shares of Hannibal Common Stock and 5,000,000 shares of Hannibal Preferred Stock. On the Effective Date, immediately prior to the Closing, there will be issued and outstanding 1,400,000 shares of Hannibal Common Stock, all of which will be fully paid and nonassessable, but subject to a "lock-up" agreement and legend on the share certificates whereby 1,120,000 of such shares shall not be distributed to or sold by the beneficial holders thereof for a period of six months from the Effective Date. Except as contemplated by this Agreement and the Hannibal Placement, there are no, and on the Effective Date there will be, no issued or outstanding options, warrants or other rights, contingent or otherwise, to purchase or acquire shares of Hannibal Common Stock or any issued or outstanding securities of any nature convertible into shares of Hannibal Common Stock.

     (b) Since its inception, the business of Hannibal has been limited to the search for an acquisition or Transaction partner and, except for transactions related thereto or related to its status as a publicly held company, it has not engaged in any other business or activity, except for (i) the filing of its Form SB-2 and amendments thereto (the "Registration Statement") and (ii) the deposit in escrow of $1,200,000 from the Hannibal Placement subject to the consummation of the Public Offering.

     (c) Hannibal is, and on the Effective Date will be, duly authorized, qualified and licensed under any and all applicable laws, regulations, ordinances, or orders of public authorities to carry on its business in the places and in the manner as presently conducted. The business of Hannibal does not require it to be registered as an Investment Company or Investment Advisor as such terms are defined under the Investment Company Act and the Investment Advisors Act of 1940.

     (d) Hannibal has, and on the Effective Date will have, no subsidiaries.


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     (e) The audited financial statements of Hannibal, consisting of its Balance
Sheets as at March 31, 2000, and its Statement of Operations, its Statement of Stockholders' Equity and its Statement of Cash Flows from inception to March 31, 2000, all together with accompanying notes, have been audited by independent public accountants. Such financial statements (together, the "Hannibal Financial Statements") have been delivered to United Source and are true and complete in all respects.

     (f) Since March 31, 2000, the business of Hannibal, as described in Hannibal's Registration Statement, has been operated only in the ordinary course. There has not been, and on the Effective Date there will not have been, any material change in the financial condition of Hannibal from that set forth in the Hannibal Financial Statements except for (i) transactions in the ordinary course of business, (ii) the proposed Hannibal Public Offering, and (iii) transactions relating to this Agreement, and the incurring of expenses or liabilities relating to this Agreement.

     (g) There are, and on the Effective Date will be, no liabilities (including, but not limited to, tax liabilities) or claims against Hannibal (whether such liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) not appearing on the Hannibal Financial Statements, except for (i) liabilities for expenses incurred relating to this Agreement and the consummation of the transactions contemplated by this Agreement (ii) liabilities and commitments incurred or made in the ordinary course of Hannibal's business.

     (h) All federal, state, county and local income, excise, property or other tax returns required to be filed by Hannibal have been filed and all required taxes, fees or assessments have been paid or an adequate reserve therefor has been set up in the Hannibal Financial Statements. Hannibal's income tax returns have never been audited by any authority empowered to do so.

     (i) Hannibal has, and on the Effective Date will have, no fixtures, furniture, equipment, inventory or accounts receivable.

     (j) Hannibal, has, and on the Effective Date will have no material Contracts to which it is, or on the Effective Date will be a Party, except documents relating to the Hannibal Public


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Offering, except as described in the Hannibal Financial Statements or in the
Hannibal Public Offering, except filing and other requirements associated with Hannibal's initial public offering of securities under the Registration statement and its status as a publicly held company.

     (k) There are, and on the Effective Date there will be, no legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Hannibal, or challenging the validity or propriety of the transactions contemplated by this Agreement (including the Hannibal Public Offering) and there is no reasonable basis for any other proceeding, claim, action or governmental investigation against Hannibal. Hannibal is not a party to any order, judgment or decree which will, or might reasonably be expected to, materially adversely affect the business, operations, properties, assets or financial condition of Hannibal.

     (l) Since March 31, 2000, there have been, and to the Effective Date there will be (i) no salaried or otherwise compensated employees and no bonuses paid to any officer or director of Hannibal; (ii) no loans made to or transactions with any officer or director of Hannibal; (iii) no dividends or other distributions declared or paid by Hannibal; and (iv) no purchase by Hannibal of any Hannibal Shares.

     (m) Since March 31, 2000, Hannibal has not issued or committed itself to issue, and to the Effective Date will not issue or commit itself to issue, any additional Common shares or any options, rights, warrants, or other securities convertible into Common shares, except as contemplated by this Agreement and the Hannibal Placement.

     (n) Hannibal has furnished to United Source true and complete copies, including exhibits and, as applicable, amendments thereto, of (i) Hannibal's Registration Statement for its initial public offering; (ii) the Prospectus contained therein; (iii) the documents for the Hannibal Public Offering; (iv) copies of all correspondence with the Securities and Exchange Commission in connection with Hannibal's initial public offering; and (v) copies of all documents filed pursuant to state "blue sky" laws and rules and regulations promulgated thereunder and copies of all

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correspondence with state agencies having jurisdiction over the offer and sale of share of Hannibal Common Stock.

     (o) Hannibal has no patents, patent applications, trademarks, trademark registrations, tradenames, copyrights, copyright registrations or applications therefor.

     (p) Since its inception, Hannibal has, and on the Effective Date, will have in all material respects operated its business and conducted its affairs in compliance with all applicable laws, rules and regulations.

     (q) There are, and on the Effective Date there will be no loans, leases or other contracts outstanding between (i) Hannibal and (ii) any officer or director of Hannibal or any person related to any officer or director of Hannibal.

     (r) During the past five year period, no officer or director of Hannibal has been the subject of:

          (1) a petition under the Federal bankruptcy laws or any other insolvency law or has a receiver, fiscal agent or similar officer been appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

          (2) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations which do not relate to driving while intoxicated);

          (3) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:


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          (i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

          (ii) Engaging in any type of business practice; or

          (iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal, state or other securities laws or commodities laws;

          (4) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal, state or local authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in the preceding sub-paragraph, or to be associated with persons engaged in any such activity;

          (5) a finding by a court of competent jurisdiction in a civil action or by the Commission to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated; or

          (6) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

     (s) Hannibal has no pension plan, profit sharing or similar employee benefit plan.


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     (t) Except for the consent and approval of the shareholders of Hannibal and the Securities and Exchange Commission, no consents or approvals of, or filings or registrations with, any third Party or any public body or authority are necessary in connection with (i) the execution and delivery by Hannibal of this Agreement and (ii) the consummation of the Transaction and the other transactions contemplated hereby.

     (u) Hannibal knows of no person who rendered any service in connection with the introduction of Hannibal or United Source to each other, other than the Broker who is being compensated through a separate agreement between itself and Hannibal, and that they know of no claim by anyone other than Broker for a "finder's fee" or similar type of fee in connection with the Transaction and the other transactions contemplated hereby.

     (v) Hannibal has no employees.

     (w) None of the information supplied or to be supplied by or about Hannibal for inclusion or incorporation by reference in the Registration Statement concerning the Transaction contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (x) The execution and delivery by Hannibal of this Agreement, the consummation and performance of the transactions herein contemplated, and compliance with the terms of this Agreement by Hannibal will not conflict with, result in a breach of or constitute a default under any indenture, mortgage, deed of trust or other agreement, instrument or Contract to which Hannibal is now a party or by which it or any of its assets or properties is bound or the Certificate of Incorporation, as amended, or the bylaws of Hannibal, in each case as amended, or any law, order, rule or regulation, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Hannibal or any of its business or properties.


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     4. Representations to Survive Closing. All of the representations and warranties contained in this Agreement (including all statements contained in any certificate or other instrument delivered by or on behalf of United Source, Hannibal or Principal Shareholder pursuant hereto or in connection with the transactions contemplated hereby) shall survive the closing.

     5. Continuing Corporation. Upon Closing, United Source shall continue its existence as a wholly-owned subsidiary of Hannibal. Its name, identity, certificate of incorporation, by-laws, existence, purposes, powers, objects, franchises, rights and immunities shall be unaffected and unimpaired by the Transaction.

     6. Exchange and Treatment of Shares. The terms and conditions of the Transaction, the mode of carrying the same into effect, and the manner and basis of converting the common shares and other securities of each of the Constituent Corporations are as follows:

          (a) The 10,000,000 Outstanding United Source Common Shares shall be exchanged under the Transaction, and at the Effective Date, for a total of 19,800,000 newly issued Hannibal Shares on the basis of 1.98 Hannibal Shares for each one United Source Share. At the Effective Date, each holder of United Source Common Shares outstanding prior to the Transaction shall be entitled upon surrender to receive from Hannibal a certificate representing the number of Hannibal Shares to which such holder shall be entitled for each United Source Common Share so surrendered. Until so surrendered, the outstanding certificates which, prior to the Effective Date, represented United Source Common Shares shall be deemed for all corporate purposes to evidence ownership of Hannibal Shares into which such United Source Common Shares shall be converted. Fractional shares shall be determined based upon the total shares held by each holder, regardless of the number of certificates representing such United Source Common Shares. On or before the Effective Date, Hannibal shall adopt a stock option plan similar in form to the United Source Plan and shall cause to be issued at the Effective Date from Hannibal's authorized Preferred Stock a series of newly issued preferred stock having the same designation, rights and preferences as the Outstanding United Source Preferred Shares.

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          (b) There shall be no change in the ownership of the Outstanding
Hannibal Common Shares from that in existence immediately prior to the Transaction, provided that the Outstanding Hannibal Common Shares shall not exceed 2,200,000 shares.

          (c) Subject to shareholder approval, the name of Hannibal shall be changed to "United Source Corporation" upon the Closing of the Transaction.

     7. Conditions to Obligations to Hannibal. The obligation of Hannibal to consummate the Transaction is subject to satisfaction of the following conditions prior to the Effective Date:

     (a) That United Source has not suffered an uninsured loss on account of fire, flood, accident, or other calamity of such a character as to interfere materially with the continuous operation of its business or materially affect adversely its condition, financial or otherwise, regardless of whether or not such loss shall have been insured.

     (b) Except as disclosed in this Agreement or in the schedules annexed, that no material adverse change in the aggregate shall have occurred in the audited financial condition of United Source since March 31, 2000.

     (c) That United Source shall have performed and complied with the provisions and conditions of this Agreement on its part to be performed and complied with, and that the representations and warranties made by United Source and each subsidiary in this Agreement are true and correct, both when made and as of the Effective Date.

     (d) That this Agreement and the transactions contemplated hereby shall have been approved by appropriate corporate action of United Source and that corporate votes and resolutions to that effect in form and substance reasonably satisfactory to Hannibal and its counsel have been delivered to Hannibal.


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     (e) That there shall have been full compliance with the applicable federal securities laws and applicable Blue Sky Laws of any state or other governmental body having jurisdiction over the Transaction.

     (f) That Hannibal shall have received an opinion from counsel to United Source in form satisfactory to Hannibal's counsel, that

          (1) United Source has been duly incorporated and is a validly existing corporation in good standing under the laws of its state of incorporation with full corporate power and authority to own and operate their respective properties and to carry on their respective current and proposed business.

          (2) United Source has an authorized and outstanding capitalization as described in this Agreement.

          (3) The Outstanding United Source Common Shares and Outstanding United Source Preferred Shares are the only shares of outstanding capital stock of United Source, have been duly and validly issued and are fully paid and non-assessable and do not have any preemptive rights, subscription rights, rights of first refusal or similar rights applicable thereto. The United Source Shareholders are the only shareholders of record of United Source and, to such counsel's best knowledge, the only beneficial owners of United Source Common Shares and United Source Preferred Shares other than the beneficial owners of interests owned by the United Source Shareholders.

          (4) This Agreement has been duly authorized, executed and delivered by United Source, is a valid and binding obligation of United Source and is legally enforceable against United Source in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights now or hereafter in effect and to general equitable principles.

          (5) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions therein contemplated, nor compliance with the terms of each thereof by United Source do or will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under the certificate of incorporation, as amended, or the bylaws, as amended, of United Source any indenture, mortgage, deed of trust or other agreement or instrument to which such counsel knows, without independent inquiry, United Source is a party or by which, to the knowledge of such counsel without independent inquiry, it or any of its assets or properties is bound, or to the knowledge of such counsel after due inquiry, any law, order, rule or regulation, judgment, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over United Source or its business or any of its properties; and no consent, approvals, authorizations or orders of agencies, officers or other regulatory authorities are necessary for the consummation of the Transaction, except under state securities or "blue sky" laws, as to which no opinion is expressed.

          (6) This Agreement and the transactions contemplated hereby have been duly authorized by appropriate corporate action of United Source and that upon consummation of the Transaction and the delivery of the Outstanding United Source Common Stock to Hannibal in exchange for the shares of Hannibal Common Stock, Hannibal will be the sole owner of all of the issued and outstanding common shares and other capital stock of United Source; and there will be no other Outstanding United Source Common Shares, no outstanding rights, options or warrants to purchase United Source Common Shares, and no outstanding securities of any nature convertible into United Source Common Shares, except for the United Source Preferred Shares and the Plan.

          (7) The business of United Source and its subsidiaries does not require any of them to be registered as an investment company or an investment adviser under the Investment Company Act of 1940 or the Investment Advisers Act of 1940.

Compliance with the provisions of subparagraphs (a) through (f) of this paragraph shall be evidenced by the certificate of the President and Secretary of United Source.

     8. Conditions to Obligations of United Source. The obligations of United Source to consummate the Transaction are subject to satisfaction of the following conditions prior to the Effective Date:

     (a) Neither Hannibal nor Principal Shareholder shall have suffered any loss on account of fire, flood, accident, or other calamity of such a character as to interfere materially with the continuous operation of its business or materially affect adversely its condition, financial or otherwise, regardless of whether or not such loss shall have been insured.

     (b) That no material transactions shall have been entered into by Hannibal other than transactions in the ordinary course of business since March 31, 2000, other than as referred to in this Agreement, except with the prior written consent of United Source.

     (c) That no material adverse change shall have occurred in the audited financial condition of Hannibal or Principal Shareholder since March 31, 2000 other than as referred to in this Agreement.

     (d) That none of the properties or assets of Hannibal or Principal Shareholder shall have been sold or otherwise disposed of other than in the ordinary course of business since March 31, 2000, except as disclosed herein or with the written consent of United Source.

     (e) That Hannibal and Principal Shareholder shall each have performed and complied with the provisions and conditions of this Agreement on its part to be performed and complied with and that all of the representations and warranties made by Principal Shareholder and Hannibal herein and in the Agreement are true and correct as of the Effective Date.

     (f) That Hannibal shall have held a meeting of its shareholders, at which the shareholders shall have approved the change of Hannibal's corporate name to "United Source Corporation", adopted the 2000 Omnibus Stock Incentive Plan submitted by United Source for their approval, and otherwise amended and restated Hannibal's Certificate of Incorporation; and Hannibal's Board of Directors shall have resigned seriatim and the persons designated by United Source and the one person designated by Hannibal shall have been elected as directors of Hannibal for a maximum period of one year, all subject to the consummation of the Transaction.

     (g) That the Hannibal Public Offering has been consummated or will be consummated contemporaneously with the Transaction and there shall be $1,200,000 in unencumbered cash in the bank account of Hannibal at Closing.

     (h) That United Source shall have received an opinion from counsel to Hannibal and Principal Shareholder in form satisfactory to United Source's counsel, that

           (1) Hannibal and Principal Shareholder have been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware with full corporate power and authority to own and operate its properties and to carry on its current and proposed business. Hannibal is qualified as a foreign corporation in each jurisdiction where it conducts business, except where the failure to so qualify does not have a material adverse effect on the business, properties or operations of Hannibal.

          (2) All of the issued and outstanding Hannibal Shares, as well as the Hannibal Shares to be issued to the United Source Shareholders in consideration for the United Source Common Stock as contemplated by this Agreement, have been or will be duly authorized and validly issued, represent fully paid and nonassessable legally outstanding common shares of Hannibal, and do not have any preemptive rights applicable thereto.

          (3) This Agreement has been duly authorized, executed and delivered by Hannibal and the Principal Shareholder of Hannibal and is a valid and binding obligation of Hannibal, legally enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights now or hereafter in effect and to general equitable principles.

          (4) To the best of such counsel's knowledge, after due inquiry, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions therein contemplated, nor compliance with the terms of each thereof by Hannibal or Principal Shareholder do or will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under the certificate of incorporation, as amended, or the bylaws, as amended, of Hannibal or Principal Shareholder, any indenture, mortgage, deed of trust or other agreement or instrument to which such counsel knows Hannibal or Principal Shareholder is a Party or by which it or any of its assets or properties is bound, or any law, order, rule or regulation, judgment, writ, injunction, judgment or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over Hannibal or Principal Shareholder or its business or any of its properties; and no consent, approvals, authorizations or orders of agencies, officers or other regulatory authorities are necessary for the consummation of the Transaction, except under state securities or "blue sky" laws, as to which no opinion is expressed.

          (5) This Agreement and the transactions contemplated hereby have been duly authorized by appropriate corporate action of Hannibal and Principal Shareholder and no shareholder of Hannibal is entitled to appraisal rights with respect to the Transaction contemplated by this Agreement.

     (i) Hannibal shall have paid the Broker's compensation.

     (j) The Registration Statement shall be declared effective by the SEC, including the 1,000,000 Shelf Shares, and the Hannibal Common Stock shall be duly approved for quotation on the NASD OTC Bulletin Board. Hannibal shall have filed all forms, reports, exhibits and other documents required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder and consummated the actions contemplated in the Registration Statement.

     (k) The requisite number of shareholders of United source shall have approved the Transaction and the actions contemplated herein.

Compliance with the provisions of subparagraphs (a) through (g) and (i) through
(j) of this paragraph shall be evidenced by the certificate of the President and Secretary of Hannibal and the certificate of the President and Secretary of Principal Shareholder to be delivered at Closing.

     9. Closing or Termination. The closing of this Agreement shall be deemed to take place simultaneously with the closing under the Registration Statement and approval for quotation on the NASD OTC Bulletin Board. In the event the Closing of this Agreement shall not take place by sixty (60) days from the date hereof, time being of the essence, then any Party shall have the right to terminate this Agreement in which event no Party shall have any further right or obligation as against any other.

     10. Delivery of Corporate Proceedings of Hannibal. At the Closing, Hannibal shall deliver to United Source's counsel the originals of all of the corporate proceedings of Hannibal, duly certified by its Secretary, relating to this Agreement.

     11. Delivery of Corporate Proceedings of United Source. At the Closing, United Source shall deliver to Hannibal's counsel a copy of its corporate proceedings relating to this Agreement or taken pursuant to the provisions of this Agreement duly certified by its Secretary or by its Assistant Secretary.

     12. Further Agreements.

     (A) 1933 and 1934 Act Reporting. Within 15 days after the Effective Date, Hannibal shall file an appropriate Post-Effective Amendment with respect to the Transaction pursuant to the Securities Act of 1933, as amended. Hannibal shall thereafter file such audited and other financial statements pursuant to the requirements of the 1934 Act, such financial statements to be timely filed within the applicable time period set forth therein.

     13. Limitation of Liability. The representations and warranties made by any party to this Agreement are intended to be relied upon only by the other parties to this Agreement and by no other person. Nothing contained in this Agreement shall be deemed to confer upon any person not a party to this Agreement any third party beneficiary rights or any other rights of any nature whatsoever.

     14. Further Instruments and Actions. Each Party shall deliver such further instruments and take such further action as may be reasonably requested by any other in order to carry out the intents and purposes of this Agreement.

     15. Governing Law. This Agreement is being delivered and is intended to be performed in the State of New York and shall be construed and enforced in accordance with the laws of such State, except to the extent that the laws of the State of Delaware shall be applicable to corporate matters.

     16. Notices. All notices or other communications to be sent by any party to this Agreement to any other party to this Agreement shall be sent by certified mail, nationwide overnight delivery service or by personal delivery to the addresses hereinbefore designated, or such other addresses as may hereafter be designated in writing by a party.

     17. Binding Agreement. This Agreement represents the entire agreement among the parties hereto with respect to the matters described herein and is binding upon and shall inure to the benefit of the parties hereto and their legal representatives, successors and permitted assigns. This Agreement may not be assigned and, except as stated herein, may not be altered or amended except in writing executed by the party to be charged.

     18. Counterparts. This Agreement may be executed in counterparts, all of which, when taken together, shall constitute the entire Agreement.

     19. Severability. The provisions of this Agreement shall be severable, so that the unenforceability, validity or legality of any one provision shall not affect the enforceability, validity or legality of the remaining provisions hereof.

     IN WITNESS WHEREOF, the Parties hereto have made and executed this Agreement as of the day and year first above written.

                                           UNITED SOURCE
                                           CORPORATION

                                           By: /s/ Ralph Bianculli
                                               ---------------------------------
                                               Ralph Bianculli, President


                                           HANNIBAL CAPITAL CORP.



                                           By: /s/ David Stith
                                               ---------------------------------
                                               David R. Stith, President

                                           BIOFARM, INC.

                                           By: /s/ David Stith
                                               ---------------------------------
                                               David R. Stith,  President